Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of

Dryden California Municipal Fund – California Income Series:

We consent to the incorporation by reference in the registration statements (Nos. 811-04024 and 002-91215) on Form N-1A of Dryden California Municipal Fund – California Income Series (hereafter referred to as the “Fund”) of our report dated October 27, 2008, with respect to the statement of assets and liabilities of the Fund, including the portfolio of investments, as of August 31, 2008, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period ended August 31, 2008 and the financial highlights for each of the years in the five-year period ended August 31, 2008, which appears in the August 31, 2008 annual report on Form N-CSR of the Fund.

We also consent to the references to our firm under the headings “Financial Highlights” in the prospectus and “Other Service Providers” and “Financial Statements” in the statement of additional information.

KPMG LLP

New York, New York

October 27, 2008